UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  ____________

                                 SCHEDULE 13G/A

                    Under the Securities Exchange Act of 1934

                                (Amendment No. 2)

                          Transkaryotic Therapies, Inc.
                     ---------------------------------------
                                (Name of issuer)

                                  Common Stock
                          -----------------------------
                         (Title of class of securities)

                                    893735100
                     --------------------------------------
                                 (CUSIP number)

                                December 31, 2001
                     --------------------------------------
             (Date of Event which requires filing of this Statement)

                Check the appropriate box to designate the rule
                        pursuant to which this schedule is filed:

                               | | Rule 13d-1 (b)
                               |X| Rule 13d-1 (c)
                               | | Rule 13d-1 (d)


--------------------------                             ------------------------
CUSIP No. 893735100                 13G/A                 Page 2 of 10 Pages
--------------------------                             ------------------------


-------- ----------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Deutsche Bank AG
-------- ----------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) |_|
                                                                       (b) |_|
-------- ----------------------------------------------------------------------
3        SEC USE ONLY

-------- ----------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

         Federal Republic of Germany
---------------------------- ------ -------------------------------------------
NUMBER OF SHARES             5      SOLE VOTING POWER
                                    0
                             ------ -------------------------------------------
BENEFICIALLY                 6      SHARED VOTING POWER
OWNED BY                            1,335,000
                             ------ -------------------------------------------
EACH                         7      SOLE DISPOSITIVE POWER
REPORTING                           0
                             ------ -------------------------------------------
PERSON WITH                  8      SHARED DISPOSITIVE POWER
                                    1,335,000
-------- ----------------------------------------------------------------------
 9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,335,000*
-------- ----------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES                                                   |_|
-------- ----------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         4.1%**
-------- ----------------------------------------------------------------------
12       TYPE OF REPORTING PERSON

         HC, BK, CO
-------- ----------------------------------------------------------------------


*         Included in this figure are the securities  reported by Deutsche Asset
          Management  Europe GmbH (f/k/a  Deutsche  Fonds  Holding GmbH) and DWS
          Investment GmbH on the following cover pages.

** Included in this percentage are the percentages of securities reported by Deutsche Asset Management Europe GmbH (f/k/a Deutsche Fonds Holding
          GmbH) and DWS Investment GmbH on the following cover pages.




-----------------------                                 ---------------------------
CUSIP No. 893735100                13G/A                    Page 3 of 10 Pages
-----------------------                                 ---------------------------



-------- --------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Deutsche Asset Management Europe GmbH (f/k/a Deutsche Fonds Holding GmbH)
-------- --------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) |_|
                                                                       (b) |_|
-------- --------------------------------------------------------------------------
3        SEC USE ONLY

-------- --------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

         Federal Republic of Germany
---------------------------- ------ -----------------------------------------------
NUMBER OF SHARES             5      SOLE VOTING POWER
                                    0
                             ------ -----------------------------------------------
BENEFICIALLY                 6      SHARED VOTING POWER
OWNED BY                            1,335,000
                             ------ -----------------------------------------------
EACH                         7      SOLE DISPOSITIVE POWER
REPORTING                           0
                             ------ -----------------------------------------------
PERSON WITH                  8      SHARED DISPOSITIVE POWER
                                    1,335,000
-------- --------------------------------------------------------------------------
 9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,335,000*
-------- --------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES                                                   |_|
-------- --------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         4.1%**
-------- --------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON

         HC
-------- --------------------------------------------------------------------------

*         Included in this figure are the securities  reported by DWS Investment
          GmbH on the following cover page.

** Included in this percentage is the percentage of securities reported by DWS Investment GmbH on the following cover page.




-------------------------                               -----------------------
CUSIP No. 893735100                     13G/A              Page 4 of 10 Pages
-------------------------                               -----------------------


-------- ----------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          DWS Investment GmbH
-------- ----------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) |_|
                                                                       (b) |_|
-------- ----------------------------------------------------------------------
3        SEC USE ONLY

-------- ----------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

         Federal Republic of Germany
------------------------- ------ ----------------------------------------------
NUMBER OF SHARES             5      SOLE VOTING POWER
                                    0
                             ------ -------------------------------------------
BENEFICIALLY                 6      SHARED VOTING POWER
OWNED BY                            1,230,000
                             ------ -------------------------------------------
EACH                         7      SOLE DISPOSITIVE POWER
REPORTING                           0
                             ------ -------------------------------------------
PERSON WITH                  8      SHARED DISPOSITIVE POWER
                                    1,230,000
-------- ----------------------------------------------------------------------
 9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,230,000
-------- ----------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES                                                   |_|
-------- ----------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         3.7%
-------- ----------------------------------------------------------------------
12       TYPE OF REPORTING PERSON

         CO
-------- ----------------------------------------------------------------------

Item 1(a).     Name of Issuer:

               Transkaryotic Therapies, Inc. (the "Issuer")

Item 1(b).     Address of Issuer's Principal Executive Offices:

               The address of the Issuer's principal executive offices is 195 Albany Street, Cambridge, MA 02139.

Item 2(a).     Name of Person Filing:

               This statement is filed on behalf of Deutsche Bank AG ("DBAG"), Deutsche Asset Management Europe GmbH (f/k/a Deutsche Fonds Holding GmbH) ("DWS Group") and DWS Investment GmbH ("DWS" and, together with DBAG and DWS Group, the "Reporting Persons"). This Schedule 13G/A is being filed pursuant to Rule 13d-2(b).

Item 2(b).     Address of Principal Business Office or, if none, Residence:

               The principal place of business of DBAG is Taunusanlage 12, D-60325, Frankfurt am Main, Federal Republic of Germany.

               The principal place of business of DWS Group is Feldbergstrasse 22, 60323 Frankfurt, Federal Republic of Germany.

               The principal place of business of DWS is Gruenburgweg 113-115, 60612 Frankfurt, Federal Republic of Germany.

Item 2(c).     Citizenship:

               The citizenship of the Reporting Persons is set forth on the applicable cover page.

Item 2(d).     Title of Class of Securities:

               The title of the securities is common stock (the "Common Stock").

Item 2(e).     CUSIP Number:

               The CUSIP number of the Common Stock is set forth on each cover page.

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

               (a) |_| Broker or dealer registered under section 15 of the Act;

               (b) |_| Bank as defined in section 3(a)(6) of the Act;

               (c) |_| Insurance Company as defined in section  3(a)(19) of the
                       Act;

               (d) |_| Investment Company registered under section 8 of the Investment Company Act of 1940;

               (e) |_| An investment  adviser in accordance with Rule 13d-1
                       (b)(1)(ii)(E);

               (f) |_| An employee benefit plan, or endowment fund in accordance
                       with Rule 13d-1 (b)(1)(ii)(F);

               (g) |_| A parent holding  company or control person in accordance
                       with Rule 13d-1 (b)(1)(ii)(G);

               (h) |_| A savings  association  as defined in section 3(b) of the
                       Federal Deposit Insurance Act;

               (i) |_| A church plan that is excluded from the  definition of an
                       investment company under section 3(c)(14) of the Investment Company Act of 1940;

               (j) |_| Group, in accordance with Rule 13d-1 (b)(1)(ii)(J).

               If this statement is filed pursuant to Rule 13d-1 (c), check this box. |X|

Item 4.  Ownership.

               (a) Amount beneficially owned:

                    Each of the Reporting  Persons owns the amount of the Common
               Stock as set forth on the applicable cover page.

               (b) Percent of class:

                    Each of the  Reporting  Persons owns the  percentage  of the
               Common Stock as set forth on the applicable cover page.

               (c) Number of shares as to which such person has:

                    (i) sole power to vote or to direct the vote:

                         Each of the  Reporting  Persons  has the sole  power to
                    vote or direct the vote of the Common Stock as set forth on the applicable cover page.

                    (ii) shared power to vote or to direct the vote:

                         Each of the  Reporting  Persons has the shared power to
                    vote or direct the vote of the Common Stock as set forth on the applicable cover page.

                    (iii) sole power to dispose or to direct the disposition of:

                         Each of the  Reporting  Persons  has the sole  power to
                    dispose or direct the disposition of the Common Stock as set forth on the applicable cover page.

                    (iv) shared power to dispose or to direct the disposition of:

                         Each of the  Reporting  Persons has the shared power to
                    dispose or direct the disposition of the Common Stock as set forth on the applicable cover page.

Item 5. Ownership of Five Percent or Less of a Class.

        If this statement is being filed to report the fact that as of the date hereof the reporting persons have ceased to be the beneficial owners of more than five percent of the class of securities check the following [x].

Item 6. Ownership of More than Five Percent on Behalf of Another Person.

        Clients of the subsidiaries of DBAG and DWS Group identified below have the ultimate right to proceeds from sales of and dividends on Common Stock identified on the cover page.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

        The following are subsidiaries of DBAG and DWS Group which acquired Common Stock included in the figures on the cover pages: DWS Investment GmbH and DWS Investment S.A. Luxemburg.

Item 8.   Identification and Classification of Members of the Group.

          Not applicable.

Item 9.   Notice of Dissolution of Group.

          Not applicable.

Item 10.  Certification.

        By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE
                                    ---------

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 12, 2002


                                        DEUTSCHE BANK AG



                                        By: /s/ Jeffrey A. Ruiz
                                           -------------------------------------
                                           Name:  Jeffrey A. Ruiz
                                           Title: Vice President

                                        By: /s/ Margaret M. Adams
                                           -------------------------------------
                                           Name:  Margaret M. Adams
                                           Title: Director

                                                                       EXHIBIT 1
                                                                       ---------


                Consent of Deutsche Asset Management Europe GmbH
                      (f/k/a Deutsche Fonds Holding GmbH)

        The undersigned agrees that the Schedule 13G/A executed by Deutsche Bank AG to which this statement is attached as an exhibit is filed on behalf of Deutsche Bank AG, Deutsche Asset Management Europe GmbH (f/k/a Deutsche Fonds Holding GmbH) and DWS Investment GmbH pursuant to Rule 13d-1(k)(1) of the Securities Exchange Act of 1934.

Dated: February 12th, 2002



                                DEUTSCHE ASSET MANAGEMENT EUROPE GMBH
                                (f/K/A DEUTSCHE FONDS HOLDING GMBH)

                                By: /s/ Dr. Dieter Eisele
                                   ---------------------------------------------
                                   Name:   Dr. Dieter Eisele
                                   Title: Global Head of Compliance

                                By: /s/ Michaela Bundschuh
                                   ---------------------------------------------
                                   Name:   Michaela Bundschuh
                                   Title:  Head Position Monitoring

                                                                       EXHIBIT 2
                                                                       ---------

                         Consent of DWS Investment GMBH


        The undersigned agrees that the Schedule 13G/A executed by Deutsche Bank AG to which this statement is attached as an exhibit is filed on behalf of Deutsche Bank AG, Deutsche Asset Management Europe GmbH (f/k/a Deutsche Fonds Holdings GmbH) and DWS Investment GmbH pursuant to Rule 13d-1(k)(1) of the Securities Exchange Act of 1934.

Dated: February 12th, 2002



                                DWS INVESTMENT GmbH



                                By: /s/ Dr. Dieter Eisele
                                   ---------------------------------------------
                                   Name:   Dr. Dieter Eisele
                                   Title:  Global Head of Compliance



                                By: /s/ Michaela Bundschuh
                                   ---------------------------------------------
                                   Name:   Michaela Bundschuh
                                   Title:  Head Position Monitoring